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                                                                    Exhibit 4(a)

                        ENHANCED SERVICES COMPANY, INC.

                              Consulting Agreement

     In consideration of the agreement of ENHANCED SERVICES COMPANY, INC. (the "Company") to compensate INTERSTOCK INVESTORS CORPORATION as an independent consultant ("Consultant") with respect to services previously rendered and, in addition, to provide from time to time services for the term and at the compensation rate specified below, Consultant agrees with the Company as follows:

     1. Performances of Services. The Company expressly acknowledges and agrees that Consultant has performed substantial services for the Company prior to the date hereto for which Consultant has not been compensated adequately, including compensation paid pursuant to consulting agreements with one or more affiliates of Consultant. Accordingly, the Company agrees that, although Consultant is agreeing hereby to make itself available on a limited basis for consulting services, substantially all of the fees payable hereunder are with respect to such prior services and do not require the performance of any services by Consultant in the future. The services that Consultant agrees hereby to perform in the future shall consist generally of strategic planning, implementation of business development planning and advice with respect to corporate finance and Internet industry analysis.

     2. Term. The term of this Agreement shall be for five years ("Term"), commencing January 1, 1999. During the Term, Consultant agrees to make itself available from time to time to perform services, but shall be not be required to devote more than five hours per week or twenty hours per month to providing services hereunder. On request, Consultant agrees to make itself available to the Company's subsidiary and affiliated corporations.

     3. Compensation and Expenses. The Company will pay compensation to Consultant during the Term at the rate of $20,000 per month, without deduction. In addition, the Company shall grant to Consultant a stock purchase warrant (the "Warrant") to acquire two hundred thousand (200,000) shares of the common stock of the Company ("Common Shares") at an exercise price of $0.50 per share, which Warrant shall be fully vested and exercisable on the date of issuance and for two years thereafter. The Warrant shall be substantially in the form set forth as Exhibit A thereto. During the Term, the Company shall provide reimbursement for office expenses in Rhode Island, including secretarial assistance, up to $3,000 per month.

     Consultant will be entitled to reimbursement of previously approved expenses monthly in arrears upon submission of receipts and expense vouchers to the Company. The Company agrees to provide first class airfare for trips on Company business which are in excess of one and one-half hours flying time. Reimbursable expenses shall include, but not be limited to, telephone, facsimile, office supplies and costs, and travel expenses.

     As additional consideration for compensation to be paid to Consultant, Consultant agrees to allow the Company to use its name in connection with information that may be disseminated concerning the Company.

     4. Registration Rights. Within five business days after the effective date hereof, the Company shall cause to be prepared and filed with the Securities and Exchange ("SEC") a Registration Statement on Form S-8 or any other appropriate form registering all the Common Shares issuable upon exercise of the Warrant (the "Registration Statement"). In connection with the preparation and filing of the Registration Statement, the Company agrees to (a) use its best efforts to cause such Registration Statement to become and remain effective; (b) prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for the entire period the Warrant remains outstanding;

INTERSTOCK INVESTORS CORPORATION
CONSULTING AGREEMENT


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(c) furnish to Consultant such number of copies of a prospectus, in conformity with the requirements of the Securities Act of 1933, as amended (the "Act"), and such other documents as Consultant may reasonably request in order to facilitate the disposition of the Common Shares underlying the Warrant; and (d) at Consultant's request, to register and qualify the Common Shares underlying the Warrant in such states that Consultant give notice to the Company, provided, however, that the Company shall not be required in connection therewith to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify, (ii) subject itself to any tax or obligation to collect any tax in any such jurisdiction, or (iii) consent to general services or process in such jurisdiction. Consultant agrees to cooperate in all reasonable respects with the preparation and filing of the Registration Statement.

     All fees and other expenses incurred in connection with the registration of the Common Shares underlying the Warrant shall be borne by the Company, including without limitation, fees of the Company's legal counsel, SEC filing fees, printing costs, accounting fees and costs, transfer agent fees and any other miscellaneous costs and disbursements. Consultant shall be responsible for any and all underwriting discounts, brokerage commissions or other fees or expenses incurred in connection with the sale or other disposition by Consultant of the Common Shares underlying the Warrant covered by the Registration Statement.

     To the extent permitted by law, the Company will indemnify and hold harmless Consultant, including its employees, agents, and representatives, against any losses, claims, damages, liabilities or expenses, including without limitation attorney's fees and disbursements, to which Consultant may become subject under the Act to the extent that such losses, claims, damages or liabilities arise out of or are based upon any violation by the Company of the Act or under the Securities Exchange Act or 1934, or any rule or regulation promulgated thereunder applicable to the Company, or arises out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement, or arises out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of any violation by the Company of any rule or regulation promulgated under the Act applicable to the Company and relating to action or inaction required of the Company in connection with such Registration Statement; provided, however, that such indemnity contained in this section shall not apply to any loss, damage or liabilities to the extent that same arises out of, or is based upon, an untrue statement or omission made in connection with such Registration Statement in reliance upon and in conformity with information furnished by Consultant.

     Except for the obligations of the Company set for above in this Section 4, all obligations relating to compliance with applicable laws and regulations governing the distribution of securities in connection with Consultant's sales of Common Shares of the Company acquired pursuant to the exercise of the Warrant shall be the sole obligation of Consultant.

     Consultant agrees that it will not sell the Common Shares acquired upon the exercise of the Warrant in any state other than the States of Colorado, New York and such other states or foreign jurisdictions where such Common Shares may be sold without any further registration, qualification or action.

     5. Independent Contractor. In furnishing services, Consultant will at all times be acting as an independent contractor and shall not be deemed an employee, officer, partner or joint venturer of or with the Company. As such, Consultant will not by reason this Agreement or its services hereunder be entitled to participate in or to receive any benefit or right under any of the Company's employee stock, benefit or welfare plans. Consultant agree to report its compensation from the Company as income from self employment and to pay all self employment and other taxes required by law to be paid with respect to such compensation as and when the same shall become due and payable.

INTERSTOCK INVESTORS CORPORATION
CONSULTING AGREEMENT

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     6. Company-Furnished Information, Materials and Equipment. All
information, materials or equipment furnished by the Company to Consultant or acquired at the Company's expense by Consultant (herein collectively "Company-furnished information") shall be and remain the sole property of the Company. Consultant agrees to use Company-furnished information solely for the benefit of the Company, to mark and handle all Company-furnished information in accordance with established Company policy, and not to remove or permit the removal of any Company-furnished information from the Company's premises without its prior written consent. Consultant shall be fully responsible for the case and protection of any Company-furnished information which may be in its possession or custody or in the possession or custody of any person engaged by Consultant and shall deliver all Company-furnished information to the Company at its request upon completed of all work under this Agreement or upon termination of this Agreement for any reason, whichever occurs first.

     7. Consultant Work-Product. All right title and interest in and to any work-product which Consultant or any person engaged by Consultant acquires, compiles, authors, invents, makes or otherwise generates, in whole or in part, including all works authored and all inventions made, for use in connection with or arising out of or in relation to the services described in this Agreement, whether or not copyrightable or patentable (hereinafter "Consultant work-product"), shall belong exclusively to the Company. During and after the term of this Agreement, Consultant shall execute, acknowledge, seal and deliver all documents, including, without limitation, all instruments of assignment, patent and copyright applications and supporting documentation, and perform all acts, which the Company may request to secure its rights hereunder and to carry out the intent of this Agreement. Consultant will use, mark, handle, protect and deliver all Consultant work-product in the same manner as is provided in
Section 7 for Company-furnished information.

     8. Confidentiality. During and after the term of this Agreement, Consultant shall not, without first obtaining the written consent of the Company, divulge or disclose to anyone outside the Company, whether by private communication or by public address or publication, or otherwise, any information not already lawfully available to the public concerning any and all Company-furnished information, any or all information acquired by Consultant during the course of its consulting services from or pertaining to any business or licensors or customers of the Company, and any and all Consultant work-product which is maintained in secrecy or confidence by the Company or by any person or entity affiliated with the Company by employment, ownership, participation in a joint venture, licensing arrangement, contract or otherwise.

     All originals and copies of any specifications, technical and engineering data, methods or reports, or other written materials relating to the business of the Company, however and whenever produced, shall be the sole property of the Company, not to be removed from its premises or custody without in each instance first obtaining the prior written consent of the Company, and shall be surrendered to the Company upon termination of Consultant's services under this Agreement or otherwise. For the purposes of Sections 9 and 11 of this Agreement, information and/or trade secrets which pass into the public domain shall, after the time of such passing, no longer be considered confidential or secret.

     In addition, Consultant agrees that it will not directly or indirectly publish or cause to be published any article containing or disclosing any information about the Company or reported or received by the Company from any corporation, firm or person with whom or for whom the Company shall be under contract to provide research service, without prior written consent of the Company.

     9. Required Confidentiality Agreements. Consultants agree than no person other than its authorized representatives shall have access to any confidential Company-furnished information or confidential Consultant work-product.



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     10. Trade Secrets. Consultant will not, during the term of service to the
Company or thereafter, disclose to others or use for its own beneficiary any trade secrets acquired from the Company, its customers, suppliers, consultants or affiliates, except to the extent that the disclosure of such trade secrets is necessary to perform its duties and fulfill its responsibilities as a consultant to the Company. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products under development, production methods and processes, sources of supply, materials used in manufacture, customer lists, costs of parts and materials, business and marketing plans, and information concerning the filing or pendency of patent applications.)

     11. Trade Secrets of Other Persons. Consultant agrees not to disclose or use in the course of its consulting services with the Company any trade secrets of any party other than the Company. If at any time it appears likely than any aspect of Consultant's work for the Company may involve any such trade secret, Consultant shall promptly withdraw such aspect of its work and give notice to the Company of such withdrawal on the grounds of possible conflict of interest without specifying the trade secret thus involved.

     12. Conflict of Interest. Consultant agrees that it shall be its responsibility to recognize, disclose and avoid any situation which might, either directly or indirectly, adversely affect its judgment in acting for the Company or which might otherwise involve a conflict between personal interest and the interests of the Company.

     13. Non-Solicitation. This Agreement is intended to secure to the Company the help and cooperation of Consultant and to generate goodwill on the Company's behalf. Consultant agrees that for a period of one year after the termination of its consulting services with the Company for any reason, Consultant will not solicit, induce, attempt to hire, or hire any employee of the Company, or assist in such hiring by any other person, organization, firm or business, or encourage any such employee to terminate his or her employment with the Company.

     14. Entire Agreement and Amendment. This Agreement fully expresses the entire and only agreement between the Company and Consultant respecting its services as a consultant. All prior and collateral understandings, agreements and promises with respect thereto are merged into this Agreement. This Agreement may not be modified, waived, or extended unless agreed to in writing by both an authorized officer of the Company and Consultant.

     15. Severability. In case any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein. In the event that any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

     16. Insurance. Consultant agrees to insure itself, and any consultant or other person furnished by it, with all necessary insurance, including, but not limited to, workmen's compensation, disability, unemployment and general liability insurance, the amounts and coverage of which shall be in compliance with all the applicable laws and sufficient adequately to compensate each such person for any and all injury, loss or damage which may result from or arise out of its performance of services under this Agreement. Consultant agrees further to indemnify and hold the Company harmless from and against any such injury, loss or damage and to defend, at its own expense, any action, claim or proceeding for such injury, loss or damage brought by any such persons against the Company.


   INTERSTOCK INVESTORS CORPORATION
   CONSULTING AGREEMENT

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     17. Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the substantive laws of the State of California.

     18. Notice. Any written notice to be given under the Agreement must be in writing and delivered in person or given by registered or certified mail:

If to the Company, to:
                              Enhanced Services Company, Inc.
                              3415 S. Sepulveda Blvd.
                              Suite 500
                              Los Angeles, CA 90034

If to Consultant, to:
                              Interstock Investors Corporation
                              PO Box 359
                              Newport, RI 02840

     19. Attorneys' Fees. In the event there is any litigation or arbitration between the parties concerning this Agreement, the successful party shall be awarded its attorneys' fees and litigation costs, including the costs incurred in the collection of any judgment.

     20. Assignment. Consultant agrees not to assign or delegate any right or obligation under this Agreement.

     21. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.



Dated:


INTERSTOCK INVESTORS CORPORATION        Accepted and agreed to:


By: /s/ M. A. O'NEILL                   ENHANCED SERVICES COMPANY, INC.
    --------------------------
    Vice President

                                        By: /s/ JUSTIN WALKER
                                            --------------------------
                                            VP and General Counsel


Dated: October 8, 1998


INTERSTOCK INVESTORS CORPORATION
CONSULTING AGREEMENT
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